EXHIBIT 99.1

15 West 6th Street, Suite, 1800 · Tulsa, Oklahoma 74119 · (918) 513-4570 · Fax: (918) 513-4571
www.laredopetro.com

Laredo Petroleum Schedules Fourth-Quarter and Full-Year 2013 Earnings Conference Call For February 27

Provides Preliminary Commodity Derivatives and Weighted-Average Share Details

Fourth-Quarter and Full-Year 2013 Results
Thursday, February 27, 2014
9:00 a.m. CT (10:00 a.m. ET)
Dial-in number: 866.318.8613
International dial-in number: 617.399.5132
Conference Code: 10846493
TULSA, OK - January 29, 2014 - Laredo Petroleum, Inc. (NYSE: LPI) (“Laredo” or “the Company”), will host a conference call on Thursday, February 27, 2014 at 9:00 a.m. CT (10:00 a.m. ET) to discuss its fourth-quarter and full-year 2013 financial and operating results. Laredo plans to release earnings the same day before market open. The Company also announces preliminary results for its commodity derivatives and basic and diluted weighted-average shares outstanding for the fourth quarter and full year of 2013.
Conference Call
Laredo invites interested parties to listen to the call via the Company’s website at www.laredopetro.com, under the tab for “Investor Relations.” Individuals who would like to participate on the call should dial the applicable dial-in number approximately 10 minutes prior to the scheduled conference time, and enter the conference code listed above. A telephonic replay will be available approximately two hours after the call on February 27, 2014 through Thursday, March 6, 2014. Participants may access this replay by dialing 888.286.8010, using conference code 50798123.

Commodity Derivatives
For the three months ended December 31, 2013, Laredo expects to report a gain on derivatives of approximately $82.6 million, including approximately $3.2 million net cash received on settlements of matured derivatives and approximately $0.6 million net cash received on modified derivative contracts. For the twelve months ended December 31, 2013, Laredo expects to report a gain on derivatives of approximately $79.9 million, including approximately $4.0 million net cash received on settlements of matured derivatives and approximately $6.0 million net cash received on early settlements and modifications of derivative contracts. Although management does not expect these numbers to change, they are preliminary and unaudited.
Laredo records all derivatives on its balance sheet as either assets or liabilities measured at their estimated fair value. Laredo has not designated any derivatives as hedges for accounting purposes and Laredo does not enter into such instruments for speculative trading purposes. Gain (loss) on derivatives is reported under “Non-operating income (expense)” in Laredo’s consolidated statements of operations.

Weighted-Average Shares Outstanding
For the three months ended December 31, 2013, basic and diluted weighted-average shares outstanding were approximately 140.766 million and 142.779 million, respectively, and for the 12 months ended December 31, 2013, basic and diluted weighted-average shares outstanding were approximately 132.490 million and 134.378 million, respectively. The updated weighted-average shares outstanding reflect the 13,000,000 shares issued in the Company’s follow-on offering in August.

Laredo Petroleum, Inc. is an independent energy company with headquarters in Tulsa, Oklahoma. Laredo's business strategy is focused on the exploration, development and acquisition of oil and natural gas properties primarily in the Permian region of the United States.
Additional information about Laredo may be found on its website at www.laredopetro.com.
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Contacts:
Ron Hagood: (918) 858-5504 - RHagood@laredopetro.com

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